Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 27, 2015, March 23, 2016 as to the effects of the retrospective adjustments for the accounting change discussed in Note 4 on Form 20-F for the year ended December 31, 2016 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adjustment for the accounting change in the investment in Nordic American Offshore Ltd. discussed in Note 4) relating to the consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of shareholders' equity, and consolidated statement of cash flows of Nordic American Tankers Limited for the year ended December 31, 2014, appearing in the Annual Report on Form 20-F of Nordic American Tankers Limited for the year ended December 31, 2016 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte AS

Oslo, Norway
June 22, 2017